Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

November 19, 2013

Simulations Plus Reports FY2013 and Fourth Quarter FY2013 Financial Results

Fiscal Year Pharmaceutical Software and Services Up 6.6%

LANCASTER, CA, November 19, 2013 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of software for pharmaceutical discovery and development, today reported its financial results for its 2013 fiscal year (FY13) and fourth quarter (4Q13) ended August 31, 2013. The Company’s former Words+ subsidiary was sold on November 30, 2011, therefore results provided in this press release and in our annual report treat Words+ as discontinued operations and are based on the performance of the ongoing pharmaceutical software and services business.

Results for the 2013 fiscal year (FY13):

•	Revenues were $10.07 million, representing an increase of 6.6% over $9.45 million in FY12
•	SG&A expense increased 5.05% to $3.55 million from $3.38 million in FY12
o	As a percent of sales, SG&A decreased to 35.3% from 35.8% in FY12
•	R&D expense was $0.802 million, a decrease of 15% from $0.947 million in FY12
o	During FY12, approximately $150,000 in outside expenses for chemical synthesis and laboratory work were incurred for the NCE (New Chemical Entity) molecule design project, while no such expenses were incurred in FY13
•	Net income was $2.89 million, representing a decrease of 4.7% from $3.03 million in FY12
o	Net income from continuing operations increased 2.7%, also impacted by the increase in income tax rate from approximately 29% to approximately 32%
o	This was due to $216,000 recognized from the sale of the Company’s former Words+ subsidiary in FY12, as well as an increase in income taxes of 19.9%
•	Net income per fully diluted share was $0.177, representing a decrease of 5.6% from $0.187 for FY12
•	Cash decreased to $10.2 million, representing a decrease of 19.9% from $12.7 million at the end of FY12
o	This was due to the dividend distributions to shareholders made in FY13
•	Shareholders’ equity decreased to $14.2 million, representing a decrease of 5.9% from $15.1 million at the end of FY12
o	This was also due to the dividend distributions to shareholders in FY13

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Results for the fourth quarter FY13 (4Q13):

•         Revenues were $1.58 million, representing a decrease of 4.4% over $1.64 million in 4Q12

•         SG&A increased 3.4% to $0.860 million from $0.831 million in 4Q12

•         R&D expense was $0.168 million, a decrease of 17.1% from $0.203 million in 4Q12

o	Note that total R&D expenditures for our products actually increased; however, costs associated with our NCE project in FY12 were not duplicated in FY13, offsetting the product development R&D increases

•         Net income was $0.245 million, representing a decrease of 29.8 % over $0.349 million in 4Q12

•         Earnings per fully diluted share were $0.015, representing a decrease of 28.6% over $0.021 in 4Q12

Ms. Momoko Beran, chief financial officer for Simulations Plus, said: “We completed another record fiscal year. Gross Revenues increased 6.6% and Income from Continuing Operations increased 2.7%. R&D Expenses increased due to expanded scientific staff as well as salary increases for existing staff. SG&A increased 5.0% primarily due to increased commission expenses to our dealers in Japan and China whose sales increased, and an increase in insurance expenses as we increased the number of employees, as well as an overall increase in insurance premiums for health coverage.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Our continued growth is a tribute to our marketing and sales staff and our scientific team, whose ongoing efforts to keep us out in front of the technologies in which we specialize have enabled us to hold onto our leadership position in a competitive market. The new developments now underway are expected to continue this trend, and we believe our continued aggressive marketing and sales program and training workshops have been bolstering our pipeline for continued growth.”

John DiBella, vice president for marketing and sales for Simulations Plus, said: “As was mentioned in the earlier press release announcing preliminary revenues for Q4FY13, a large upgrade order was delayed due to new contract proceedings initiated by the client. This order has since been received and will be recognized in Q1FY14. Revenue from new licenses comprised 14% of total revenue in Q4FY13, and consulting service revenue saw an increase of $65,000 compared to Q4FY12, as several new contracts were started.

“For FY13, revenue from new licenses comprised 13% of total revenue, with 60 new companies, or new departments at existing companies, now utilizing our technology. Included among these new licenses were orders from the U.S. FDA, the U.S. EPA, and the Chinese SFDA. After the ‘perfect storm’ of site closures and reorganizations in Q1FY13, resulting in $450,000 in lost revenue, we experienced a 94% renewal rate over the last three quarters. And increased adoption of modeling & simulation in Asian territories resulted in a 27% increase versus FY12.

“Without the external factors impacting results in Q1FY13 and Q4FY13, our top-line growth of 10-15% would have continued. We believe there is significant momentum in the use of modeling & simulation technology across several industries, both here and abroad, and we are in a good position to capitalize from this going forward.”

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Investor Conference Call November 19, 2013, 4:15 PM EST/1:15 PM PST

A conference call will be webcast live and may be accessed by first registering at the following website: https://www2.gotomeeting.com/register/241490146. Upon registering, you will receive a confirmation e-mail with a unique link and instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (646) 307-1721, and enter access code 663-671-374.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. We also provide consulting expertise to pharmaceutical and chemical companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

Tables to follow

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SIMULATIONS PLUS, INC.

BALANCE SHEETS

As of

	August 31,
ASSETS
	2013	2012
Current assets
Cash and cash equivalents	$10,179,298	$12,701,075
Prepaid income taxes	301,573	153,896
Accounts receivable, net of allowance for doubtful accounts of $0	1,910,615	1,451,864
Contracts receivable	203,913	18,893
Prepaid expenses and other current assets	192,173	150,856
Deferred income taxes	184,258	193,712
Total current assets	12,971,830	14,670,296
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $5,801,578 and $5,084,690	2,891,169	2,479,468
Property and equipment, net	117,987	107,410
Intellectual property, net of accumulated amortization of $11,250 and $3,750	63,750	71,250
Other assets	18,445	18,445
Total assets	$16,063,181	$17,346,869

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$146,011	$177,509
Accrued payroll and other expenses	311,209	312,912
Accrued bonuses to officer	60,000	60,000
Accrued income taxes	–	733,233
Other current liabilities	19,859	–
Deferred revenue	89,227	131,782
Total current liabilities	626,306	1,415,436

Long-term liabilities
Deferred income taxes	1,146,389	788,857
Other long-term liabilities	47,993	–
Total liabilities	1,820,688	2,204,293

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 16,030,894 and 15,927,806 shares issued and outstanding	4,502	4,399
Additional paid-in capital	4,842,794	4,628,366
Retained earnings	9,395,197	10,509,811
Total shareholders' equity	14,242,493	15,142,576

Total liabilities and shareholders' equity	$16,063,181	$17,346,869

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SIMULATIONS PLUS, INC.

STATEMENTS OF OPERATIONS

For the years ended

	August 31,
	2013	2012

Net sales	$10,070,770	$9,448,608
Cost of sales	1,646,530	1,510,148
Gross profit	8,424,240	7,938,460
Operating expenses
Selling, general, and administrative	3,549,495	3,379,017
Research and development	802,374	947,556
Total operating expenses	4,351,869	4,326,573

Income from operations	4,072,371	3,611,887

Other income (expense)
Interest income	49,492	89,265
Miscellaneous income	35,488	76,149
Gain on currency exchange	99,429	177,790
Gain on sale of assets	–	(433)
Interest expense	–	(3)
Total other income (expense)	184,409	342,768

Income from continuing operations before provision for income taxes	4,256,780	3,954,655

Provision for income taxes	(1,370,182)	(1,142,693)
Income from continuing operations	$2,886,598	$2,811,962

Discontinued operations:
Gain (loss) from discontinued operations, net of tax	–	(249,898)
Gain on sale of Words+, net of tax	–	465,820
Results of discontinued operations	–	215,922

Net Income	$2,886,598	$3,027,884

Basic earnings per share:
Continuing operations	$0.18	$0.18
Discontinued operations	–	0.01
Net basic earnings per share	$0.18	$0.19
Diluted earnings per share
Continuing operations	$0.18	$0.18
Discontinued operations	–	0.01
Net diluted earnings per share	$0.18	$0.19

Weighted-average common shares outstanding
Basic	15,996,432	15,763,674
Diluted	16,319,983	16,151,873

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